EXHIBIT 16.1

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港 紅磡 德豐街 22 號 海濱廣場二期 13 樓 1304 室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078 Email 電郵: info@czdcpa.com

Board of Directors

JAAG Enterprises Ltd.

1716 13 AVENUE NW, CALGARY, Alberta, Canada, T2N 1L1

Dear Sirs/Mesdames:

We resign to act as the auditor for JAAG Enterprises Ltd. (the “Company”) effective the date of this letter of notice. We consider that there are no disagreements or disputes between Centurion ZD CPA & Co. and the management of the Company.

Sincerely,

Centurion ZD CPA & Co. Hong Kong June 30, 2024